Exhibit 10.12

PROMISSORY NOTE

$1,853,904.82	December 21, 2005
Tulsa, Oklahoma

FOR VALUE RECEIVED, the undersigned, XETA TECHNOLOGIES, INC., an Oklahoma corporation (“Maker”), promises to pay to the order of BANK OF OKLAHOMA, N.A. (“Lender”), at its offices in Tulsa, Oklahoma, the principal sum of One Million Eight Hundred Fifty-Three Thousand Nine Hundred Four And 82/100 Dollars ($1,853,904.82) under the terms of the Revolving Credit and Term Loan Agreement between Maker and Lender dated October 1, 2003 (as amended, the “Credit Agreement”), payable as follows (all capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement):

a.                  Principal. Principal shall be payable in consecutive monthly installments on the 1st day of each month, commencing on January 1, 2006, with each installment except the last equal to $14,257.48.  The last installment, due September 30, 2009 (“Maturity”), shall equal the remaining balance of principal hereunder.

b.                 Interest. Interest shall be payable on the first day of each month, commencing the 1st day of January, 2006, and at maturity. Interest shall accrue on the principal balance outstanding hereunder and on any past due interest hereunder at a rate at all times equal to the Note Rate (defined below).

“Note Rate” shall mean a rate at all times equal to the Adjusted Prime Rate or the Adjusted LIBOR Rate, as elected by Maker pursuant to a properly made Interest Rate Election (defined below); provided, that at the end of any applicable Interest Period (defined below), the Note Rate shall revert to the Adjusted Prime Rate unless a new Interest Rate Election has been properly made by Maker. The Adjusted Prime Rate and the Adjusted LIBOR Rate shall be calculated, on any date of determination thereof, as follows:

Funded Debt to Cash Flow	Adjusted LIBOR Rate	Adjusted Prime Rate
Greater than or equal to 2.50 to 1	LIBOR Rate plus 2.50%	Prime Rate
Greater than or equal to 2.0 to 1 but less than 2.5 to 1	LIBOR Rate plus 2.00%	Prime Rate
Greater than or equal to 1.50 to 1 but less than 2.0 to 1	LIBOR Rate plus 1.75%	Prime Rate minus .50%
Greater than or equal to 1.0 to 1but less than 1.5 to 1	LIBOR Rate plus 1.50%	Prime Rate minus 1.00%
Less than 1.0 to 1	LIBOR Rate plus 1.25%	Prime Rate minus 1.00%

The Adjusted LIBOR Rate and Adjusted Prime Rate shall be recalculated on not less than a quarterly basis, on the date on which the Lender is in receipt of Maker’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended (“Pricing Date”). From the date of this Agreement to the first recalculation, the Adjusted LIBOR Rate shall be set at the LIBOR Rate plus 1.75 percent (1.75%), and the Adjusted Prime Rate shall be set at the Prime Rate minus .50 percent (-.50%). The

Note Rate shall be established based on the ratio of Funded Debt to Cash Flow for the most recently completed fiscal quarter and the Note Rate established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Maker has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under the Credit Agreement, until such financial statements and audit report are delivered, the Note Rate shall be the LIBOR Rate plus one and one half of one percent (1.5%). If the Maker subsequently delivers such financial statements before the next Pricing Date, the Note Rate established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date, In all other circumstances, the Note Rate established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Note Rate made by the Lender in accordance with the foregoing shall be conclusive and binding on the Maker and the Lender if reasonably determined. Any change in the Note Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

“Funded Debt” (for purposes of this Note) shall mean all interest bearing debt.

“Cash Flow” (for purposes of this Note) shall mean EBITDA less Cash Taxes.

“Interest Rate Election” means written notice from Maker to Lender no earlier than twenty (20) days and no later than five (5) days prior to the contemplated effective date, substantially in form and content as set forth on Exhibit “A” hereto, whereby Maker may elect from time to time that interest shall accrue hereunder at the Adjusted Prime Rate or the Adjusted LIBOR Rate.

“LIBOR Rate” means the London Interbank Offered Rate composite rate per annum for U.S. Dollars for the applicable Interest Period which appears on the LIBOR 01 page of the Reuters information service on the day the Interest Rate Election is received by Lender.  The LIBOR Rate shall remain fixed during the applicable Interest Period.

“Interest Period” shall mean a period of time equal to the lesser of: (i) at the election of the Maker, thirty (30), sixty (60), or ninety (90) days; or (ii) the number of days between the contemplated effective date specified by the Maker in the applicable Interest Rate Election and the maturity date hereunder.

“Prime Rate” shall mean a fluctuating interest rate per annum as in effect from time to time, which interest rate per annum shall at all times be equal to the rate of interest announced publicly from time to time (whether or not charged in each instance), by JP Morgan Chase Bank, at New York, New York (“Rate Bank”), as its base rate or general reference rate. Each change in the Prime Rate (or any component thereof) shall become effective hereunder without notice to Maker (which notice is hereby expressly waived by Maker), on the effective date of each such change. Should the Rate Bank abolish or abandon the practice of announcing or publishing a Prime Rate, then the Prime Rate used during the remaining term of this Note shall be that interest rate or other general reference rate then in effect at the Rate Bank which, from time to time, in the reasonable judgment of Bank, most effectively approximates the initial definition of the “Prime Rate.” Maker acknowledges that Lender may, from time to time, extend credit to other borrowers at rates of interest varying from, and having no relationship to, the Prime Rate. The rate of interest payable upon the indebtedness evidenced by this Note shall not, however, at any time exceed the maximum rate of interest permitted under the laws of the State of Oklahoma for loans of the type and character evidenced by this Note.

If any payment shall be due on a Saturday or Sunday or upon any other day on which state or national banks in the State of Oklahoma are closed for business by virtue of a legal holiday for such banks, such payment shall be due and payable on the next succeeding banking day and interest shall accrue to such day. All interest due hereon shall be computed on the actual number of days elapsed (365 or 366) based upon a 360-day year.

All payments under this Note shall be made in legal tender of the United States of America or in other immediately available funds at Lender’s office described above, and no credit shall be given for any payment received by check, draft or other instrument or item until such time as the holder hereof shall have received credit therefor from the holder’s collecting agent or, in the event no collecting agent is used, from the bank or other financial institution upon which said check, draft or other instrument or item is drawn.

From time to time the maturity date of this Note may be extended or this Note may be renewed, in whole or in part, or a new note of different form may be substituted for this Note and/or the rate of interest may be changed, or changes may be made in consideration of loan extensions, and the holder, from time to time, may waive or surrender, either in whole or in part, any rights, guarantees, security interests or liens given for the benefit of the holder in connection herewith; but no such occurrences shall in any manner affect, limit, modify or otherwise impair any rights, guarantees or security of the holder not specifically waived, released or surrendered in writing, nor shall any maker, guarantor, endorser or any person who is or might be liable hereon, either primarily or contingently, be released from such liability by reason of the occurrence of any such event. The holder hereof, from time to time, shall have the unlimited right to release any person who might be liable hereon; and such release shall not affect or discharge the liability of any other person who is or might be liable hereon.

If any payment required by this Note to be made is not made when due, or if any default occurs under any loan agreement or under the provisions of any mortgage, security agreement, assignment, pledge or other document or agreement which provides security for the indebtedness evidenced by this Note, the holder hereof may, at its option, without notice or demand, declare this Note in default and all indebtedness due and owing hereunder immediately due and payable. Interest from the date of default on such principal balance and on any past due interest hereunder shall accrue at the rate of five percent (5%) per annum above the nondefault interest rate accruing hereunder. The Maker and any endorsers, guarantors and sureties hereby severally waive protest, presentment, demand, and notice of protest and nonpayment in case this Note or any payment due hereunder is not paid when due; and they agree to any renewal, extension, acceleration, postponement of the time of payment, substitution, exchange or release of collateral and to the release of any party or person primarily or contingently liable without prejudice to the holder and without notice to the Maker or any endorser, guarantor or surety. Maker and any guarantor, endorser, surety or any other person who is or may become liable hereon will, on demand, pay all costs of collection, including reasonable attorney fees of the holder hereof in attempting to enforce payment of this Note and reasonable attorney fees for defending the validity of any document securing this Note as a valid first and prior lien.

Upon the occurrence of any default hereunder, Lender shall have the right, immediately and without further action by it, to set off against this Note all money owed by Lender in any capacity to the Maker or any guarantor, endorser or other person who is or might be liable for payment hereof, whether or not due, and also to set off against all other liabilities of Maker to Lender all money owed by Lender in any capacity to Maker; and Lender shall be deemed to have exercised such right of setoff and to have made a charge against such money immediately upon the occurrence of such default even though such charge is made or entered into the books of Lender subsequently thereto.

The holder of this Note may collect a late charge not to exceed an amount equal to five percent (5%) of the amount of any payment which is not paid within ten (10) days from the due date thereof, for the purposes of covering the extra expenses involved in handling delinquent payments. This late charge provision shall not be applicable in the event the holder hereof, at its option, elects to receive interest at the increased rate as provided hereunder in the event of default.

This Note is given for an actual loan of money for business purposes and not for personal, agricultural or residential purposes, and is executed and delivered in the State of Oklahoma and shall be governed by and construed in accordance with the laws of the State of Oklahoma.

This Note constitutes an decrease and modification of, and replacement for, the $2,238,333.48 Promissory Note from Maker to Lender dated October 1, 2003.

XETA TECHNOLOGIES, INC.

By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer

EXHIBIT “A”

(Interest Rate Election Notice)

Bank of Oklahoma, N.A.

P.O. Box 2300

Tulsa, Oklahoma 74192-2300

Attn:      Mr. Stephen R. Wright, Senior Vice President

Re:                                Revolving Credit and Term Loan Agreement (“Loan Agreement”) dated October 1, 2003, between XETA TECHNOLOGIES, INC. (“Borrowers”) and BANK OF OKLAHOMA, N.A. — Interest Rate Election

Ladies and Gentlemen:

Please be advised that no Initial Default or Matured Default exists under the Loan Agreement, and the Borrower hereby provides the following interest rate election:

A.            Revolving Line. (Insert applicable information as to the (i) Adjusted Prime Rate or (ii) Adjusted LIBOR Rate, including requested interest rate period) 30-day LIBOR

B.             Term Loan. (Insert applicable information as to the (i) Adjusted Prime Rate or (ii) Adjusted LIBOR Rate, including requested interest rate period) 30-day LIBOR

C.             Real Estate Loan. (Insert applicable information as to the (i) Adjusted Prime Rate or (ii) Adjusted LIBOR Rate, including requested interest rate period) 30-day LIBOR.

“Borrower”

XETA TECHNOLOGIES, INC., an Oklahoma corporation

By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer

Date Received by Bank of Oklahoma: